Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
Employee FAQ
Overview
Can you describe the transaction?
TXU and an investor group led by KKR and Texas Pacific Group have entered into a definitive merger agreement.
TXU shareholders will receive $69.25 in cash for each share of TXU common stock held. This represents a 25% premium to the average closing share price over the 20 trading days ended February 22, 2007. The total value of the transaction is $45 billion.
The transaction is subject to customary conditions, including approval of TXU shareholders (by a two-thirds vote of the outstanding shares) and various regulatory agencies, including the Federal Energy Regulatory Commission (FERC), the Nuclear Regulatory Commission (NRC) and the Federal Communications Commission (FCC). We expect that the transaction will close in the second half of 2007.
We believe this will enable us to become more customer-centered, technology-driven and environmentally focused. This means:
•	First, we can provide a 10% price reduction (6% within approximately 30 days and an additional 4% at the closing of the merger) for residential customers in our traditional service area who haven’t already selected one off TXU Energy’s other lower-priced offers.

•	Second, we can take a new, more “patient” approach to solving Texas’ long-term, complex power challenges. We will continue our plans to meet Texas’ near-term power demand, however, we will scale back the size and scope of our original new build strategy. This will allow us to take advantage of — and incorporate — new technology advancements, alternative energy sources and conservation and energy efficiency efforts, for the longer-term power needs.

•	Third, we will re-organize our corporate structure, creating three distinct businesses so we can better and more quickly meet the needs of the customers of each of these businesses. This will include name changes and separate boards, management teams, and headquarters.

•	Fourth, we expect to make significant investments in energy efficiency and conservation programs, R&D and alternative/renewable energy sources and technologies to bring our customers new and innovative products and to drive longer-term value through technological advancements with a commitment to environmental stewardship.
Who are the members of the buyer group?
KKR is one of the world’s largest and most successful private equity firms and has completed buyout transactions that are among the most complex in history. However, the firm’s investment approach is fundamentally simple. It acquires industry-leading companies and works with management and employees to grow and improve them. Established in 1976, it has completed over 140 transactions.
Texas Pacific Group is a private investment partnership managing over $15 billion in assets. It is based in Fort Worth, with additional offices in San Francisco and London. TPG seeks to invest in world-class franchises across a range of industries.
Additionally, there are a number of other financial institutions that intend to be equity investors at closing.
The investor group has indicated they look forward to working with TXU’s management team and talented employees in the years ahead.
In addition, former U.S. Secretary of State James A. Baker, III will serve as Advisory Chairman to the investor group. Following the closing of the merger, former EPA Administrator William Reilly will join the Board of Directors and lead the effort making climate stewardship central to corporate policies. In addition, Donald L. Evans, former U.S. Secretary of Commerce; James R. Huffines, Chairman of the University of Texas Board of Regents; and Lyndon L. Olson Jr., former Texas State Representative and former U.S. Ambassador to Sweden, will join the Board of Directors. TXU will create an independent Sustainable Energy Advisory Board to guide energy investments. This Board is expected to be comprised of individuals who represent the following interests: the environment, customers, Texas economic development and ERCOT reliability standards.
What does private equity mean?
Private equity is an alternative style of asset management whereby private money is invested through large private funds. These funds invest in many different ways, including stakes in publicly traded companies, stakes in private companies, complete acquisitions of companies, and many other kinds of investments such as real estate, commodities, distressed debt, etc. Following the closing of the merger, an entity owned by the investor group will become the company’s shareholder.
Why are we taking TXU private? How did this come about? What are these private investors offering that couldn’t be accomplished independently as a public company?
The TXU board and management team have been strategically evaluating how to best reshape TXU’s strategy, in light of various factors including input from stakeholders, the new competitive marketplace, the growing and diverse energy needs of Texas, growing concerns around climate change, and other issues. As we were going through this process, we were approached by the investor group with a proposal that addressed our key strategic objectives. It became clear that the TXU board, TXU management team and the investor group had a shared vision to transform TXU into the most customer-centered, technology-led, environmentally responsible innovator in the industry.

After carefully evaluating various options in terms of the company’s structure, we determined that private ownership with these partners was the best solution to effectively and efficiently enable this critical transformation in a timely manner. By transitioning to private ownership, we will free ourselves from the short-term financial pressures affecting public companies and team up with a group of investors committed to making investments through technological innovation and business transformation.
Why are we handing over the keys to outsiders to run and benefit from the company?
We are NOT handing over the keys. TXU’s strong management team and talented employees are one of the fundamental elements of value in this transaction for the investors. The private investors are paying a significant premium to shareholders and will be investing significantly in the long-term future of our businesses. TXU must succeed in order for their investment to succeed. With their capital investment, resources and relationships, we believe we will be able to transform TXU into a more agile, customer-centered, community-minded innovator to the benefit of customers, employees and the state of Texas. Competitive markets require that our businesses continue to adapt effectively to ever-changing conditions, and we expect that this group of private investors can facilitate this transformation. The price cuts and price protection, new generation construction strategy and realignment of businesses are indicative of how we will be able to change TXU to benefit of our stakeholders.
Who will manage TXU after this transaction closes?
TXU’s management will run the day-to-day business of the company with oversight from a board of directors. One of the fundamental elements of value in this transaction for the investor group is the high value they place in current management. Until the close of the transaction, current management will continue to run the business. While we cannot speak to future business developments, we can say that the investor group has indicated they look forward to working with TXU’s management team and talented employees in the years ahead.
What has changed to make management rethink its generation development strategy? If coal is the right technology for Texas, why are we cancelling our reference plants?
TXU still considers coal to be a key part of meeting the Texas power challenge. A number of factors have caused TXU to shift its strategy away from current pulverized coal technologies. Both TXU’s board and its management team as well as the investor group are keenly aware of a balance of factors that have evolved since the April announcement, including the move to a fully competitive energy market, stakeholder feedback, new supplies announced by other generators, uncertainty in the permitting process, and the evolving global warming debate
This has driven our focus on ensuring the near-term needs are met. In the short term, TXU will continue pursuit of its Oak Grove permits and resolution of the Sandow consent decree—coal facilities that leverage Texas lignite. TXU believes that future environmental technologies may allow TXU to produce energy, cheaply and environmentally efficiently while ensuring energy security and growth for the Texas economy.

By suspending the permit applications for the eight reference plant units, we will be able to best take advantage of — and incorporate — new technology advancements, alternative energy sources and conservation and energy efficiency efforts into future development opportunities.
What impact will this have on our plans for 11 coal-fired units?
Under the guidance of an independent Sustainable Energy Advisory Board that will be created upon the closing of the merger, we will assess demand and capacity needs. We’ll scale back the size and scope of our planned coal-fired generation to best take advantage of — and incorporate — new technology advancements, alternative energy sources and conservation efforts.
Re-shape New Build
•	Meet near-term power needs with investments in energy conservation and efficiency programs, and construction of Oak Grove and Sandow units.

•	Provide opportunity for renewable/alternative energy sources and next-generation technologies to mature in order to solve long-term challenges.

•	Suspend permitting on the eight coal-fueled reference plant units that were intended to address out-year needs — giving new energy solutions time to mature.

•	Withdraw the reference plant permits upon closing of transaction.
Environmental Stewardship and New Technology
•	Remain committed to reducing sulfur dioxide, nitrogen oxides, and mercury by 20% from 2005 levels.

•	Address environmental issues through substantial new investments in research, demand-side management: substantially expanded $400 million conservation and energy efficiency program, new renewable wind power program, IGCC evaluation, and accelerated investments in next-generation clean technology.
Under your new plan, how will we adequately address the electricity needs of Texas in the coming years?
Our plan, in conjunction with anticipated actions by other developers and generators, should provide sufficient power for Texas in the near term. We remain committed to enhancing Texas’ energy supply to meet future needs and will work collaboratively with Texas leaders to address this future need in a manner that allows for incorporation of new technology advancements and alternative energy sources. We will continue to evaluate, along with ERCOT, the longer-term issues as we make progress.
Will we still deliver on our 20% fleet-wide reduction of key pollutants?
TXU remains committed to its pollution reduction program, reducing total emissions of sulfur dioxide (SO2), nitrogen oxides (NOx), and mercury to 20% below 2005 levels.
Why is this transaction good for customers? How will the separation of businesses be good for customers?
We expect that the transaction will enable TXU to be a more customer-centered, innovative company. That means that we expect to execute on a streamlined plan to provide more reliable, more affordable and cleaner electricity. TXU Energy will provide annual savings through a 10% price reduction for residential customers in its traditional service area who haven’t already selected one of TXU Energy’s lower-priced offers. Customers will begin receiving a 6% reduction in approximately 30 days, and an additional 4% reduction at the close of the transaction. TXU Energy will also offer price protection through September 2008, ensuring customers receive benefits through two summer seasons of peak energy use. We’ll continue to develop a broader and more innovative array of products and services, like smart appliances and other demand-side management programs. And we’re going to use next-generation technologies from every part of the business to drive better prices, service and environmental performance.
Establishing independently run businesses will allow us to better focus on the unique customers that each business serves. This is a critical next step in the transition from a regulated market to a customer-centered, innovative competitor. We believe it will allow us to react more quickly to changing market conditions, deploy technology wisely and invest our capital more effectively. Together with the worldwide network and capabilities of our strategic partners, we will be in a better position to grow our independent businesses.
Furthermore, this will all be seamless to customers. Customer service and billing processes will remain the same. Payment locations and online services will remain the same. And we’ll remain committed to providing our customers reliable, affordable and clean power.
Where will you be headquartered?
We’ll stay in the Dallas/Fort Worth area.

Employee Questions
What happens now?
The transaction has not yet closed. We currently have an agreement between TXU and the investor group. For the first 50 days after the signing of the agreement the board will entertain other offers to purchase the company. If any of those offers are better, the board may re-evaluate the decision to sell to the investor group. After all relevant approvals are obtained, including a two-thirds vote from shareholders, the transaction may close. We anticipate this whole process could take 6-9 months. Until then, TXU Corp. remains a public company with the same management team.
We will keep you updated as information becomes available and is able to be shared.
Why is this transaction good for employees?
We believe this is a very exciting development for employees. First and foremost, this transaction enables TXU to take a longer term view on growth investments and create an even more sustainable company for the long term. This means job growth for all of us.
We expect this transaction will result in greater investment in TXU’s businesses, leading to growth and more job advancement opportunities. We also believe that transaction gives employees the opportunity to be part of something truly extraordinary. Our goal is nothing short of making Texas the most innovative, environmentally responsible, state-of-the-art electric market in the nation.
How will this affect employees?
We believe this is a very exciting development for employees. Our new partners have a history of working with management teams and talented employees to build great companies.
In the short term, we do not expect this transaction will have much impact on employee’s day-to-day jobs. In fact, the transaction will take several months to close. Following the close, we expect TXU’s current wages and benefits programs to remain in place. The transition for customers will be seamless—customer service and billing processes are expected to remain the same and the same employee teams are expected to serve the same customers.
Over the long term, we believe the transformation will create exciting opportunities for employees. Our goal is nothing short of making Texas the most innovative, environmentally-responsible, state-of-the-art electric market in the nation.
Do you expect any layoffs as a result of this transaction? Will there be changes to benefits?
We do not expect layoffs or changes to pay or benefits as a result of this transaction.
Will they run the company? Are they silent investors or will the company be run differently?
While all the details have to be worked out, it is anticipated that the investors will appoint members to boards for the new businesses. Those boards will provide guidance and governance, just as TXU Corp.’s Board of Directors does today.

Were we trying to sell the company? Is that how the buyers found us?
No. We were approached by the investor group with a proposal that would provide us with the resources and tools to achieve the right strategic objectives. It soon became clear that TXU’s board and Texas Pacific Group and KKR shared a common vision to transform TXU into the most customer-focused, technology-led, environmentally-responsible innovator in the industry.
Are the new owners going to come to the plants? Will we get to hear from the new owners?
There are many details of the transaction that will be ironed out over the next few weeks. But remember: this is a financial transaction. The investor group is making an investment in TXU. They bring what is called “patient capital” (meaning they’re willing to invest for long-term returns), long-term vision, world-class capabilities and valuable relationships. Their track record is to partner with management teams to build great companies. It is certainly possible that, over time, they may want to visit some of our plants and locations to see how the business is operated and meet some of our people, but that is no different than when our current Board visits now. For example, in 2006, the TXU Board visited multiple facilities, including Big Brown and Comanche Peak.
Why did management not inform employees first? Why did I have to read it in the newspapers?
It is disappointing that we could not share this news with you first. We were still in the midst of finalizing a transaction, and it had not been approved by TXU’s Board when a leak occurred and the story was picked up by a news reporter. Even at that time, we could not share more information with employees because the securities laws require that public companies inform the public of a transaction before they inform employees, customers, suppliers, etc. — and we didn’t have a final transaction to announce.
Have you spoken to the union about the transactions? What have they said about it?
Union leadership is being informed about this transaction at the same time as employees.
Will I have to move to a new location if my company moves?
TXU Energy will move to their call center located in Las Colinas where they can be closer to customers. The other businesses will remain headquartered in downtown Dallas, although offices may move. No moving dates have been determined at this point, but none is likely to occur before the transaction closes later this year.
Are we going to have to change the signage at the plants? When?
Assuming the transaction goes through, we will undergo a branding evaluation for the name changes of the businesses. Given that, we will be making appropriate and relevant changes across all segments, including plant signage.
What will happen to TXU shares that I own through our 401(k) plan?
Assuming the transaction closes, at the time of its close your TXU shares will be cashed out at the transaction price and you will receive the proceeds in your 401(k) account.
Are the new owners planning on changing my retirement benefits?
No. The retirement plan is expected to stay the same for the foreseeable future.

Will our incentive/bonus plan remain in place?
For the foreseeable future, we plan to keep the current incentive and bonus plan in place. Changes in such plans in the future would be made in light of competitive markets and comparative compensation data.
Will our bonus payout for 2006 bonuses happen as planned in March?
Yes, and you will receive more information on that payout in the next few days after fourth quarter and year-end financial results are released.
Will our annual salary increases go into effect as planned?
If you have earned an increase this year under our merit plan, and it was approved by your manager, you will continue to receive it. More information about merit increases will be communicated by your manager or supervisor in the coming weeks.
Will my reporting structure/boss change?
Not today. We can certainly change things based on business needs, but (at least until the close of the transaction) we will continue to run the business as we do today.
If I want to apply for a job in another TXU company, will I still be able to?
Yes, as we are planning to continue running the business as usual, you will still be able to apply for jobs at other TXU business as you can today.
How will this change our commitment to Energy Aid?
We will remain committed to our industry-leading Energy Aid program that provides bill payment assistance to customers in need.
What do you have to say to the communities that were counting on these new coal-fueled units?
We appreciate the support of these communities and the strong partnerships we have forged. Even though the original proposal may have been scaled back in some of these communities, we remain committed to meet the state’s near-term and future energy needs. We will be constantly reevaluating the opportunities in and needs of Texas.

Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMIPRORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.